                                                                   Exhibit 10.33


                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE


         AGREEMENT made as of the 8th day of August, 1994, by and between Summa Four, Inc. (the "Company") and James Fiedler (the "Employee").

         WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

         NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

         1. RESIGNATION DATE. The Employee's effective date of resignation as an employee and director of the Company is August 8, 1994 in accordance with the resignation letter attached hereto.

         2. CONSIDERATION. In return for the execution of this Agreement, the Company agrees (1) to pay the Employee severance payments equal to 12 months of the Employee's base salary of One Hundred and Ninety Thousand Dollars ($190,000) less all required withholdings as severance pay and (2) to accelerate the vesting of stock options pursuant to the Company's stock option plan as follows: (a) accelerate the vesting of stock options due to vest in February 1994 (15,400 shares at $2.57 per share) to the date of this Agreement, (b) accelerate the vesting of stock options due to vest in 1995 (15,400 shares at $4.57 per share) to the date of this Agreement, and (c) accelerate the vesting of all options granted in July 1993 (21,000 shares at $9.14 per share, 4,200 of which are currently vested) to the date of this Agreement. The severance pay will be paid to the Employee by direct deposit in twelve monthly installments beginning eight (8) days after the date of execution of this Agreement. The stock options referred to in clauses (a), (b) and (c) in this Paragraph 2 shall be exercisable for 365 days from the date of this Agreement.

         3. COMMUNICATIONS. The Employee shall not initiate any communication or engage in any communication with Company directors, officers, stockholders, affiliates, agents, customers or employees or the media regarding his resignation or any matters relating to his resignation. The Employee and the Company shall respond to any inquiry regarding the Employee's resignation from the Company by stating that the Employee resigned due to philosophical differences with the Company's Board of Directors.

         4. VOICE MAIL. The Employee shall be entitled to utilize his voice mailbox at the Company through September 30, 1994.

         5. INDEMNIFICATION. The Company shall not amend its Certificate of Incorporation in any way which will adversely affect in a material manner the Employee's right to indemnification thereunder for any claims arising while the Employee was an officer or director of the Company, including but not limited to the Employee's right to obtain separate legal counsel at the Company's expense if the Company's counsel, in his/her sole reasonable discretion, determines that a material conflict exists.

         6. HEALTH INSURANCE. The Company will pay the Employee's COBRA payment for health and dental coverage for a period of 18 months from the date of this Agreement, provided that the Employee makes a timely COBRA election. The Company's obligations under this Paragraph 6 shall cease if the Employee becomes reemployed and the Employee's new employer makes available to its employees health and dental insurance coverage. The Employee shall forthwith notify the Company of the fact of his reemployment.

         7. BUSINESS EXPENSES. The Employee acknowledges that he has received reimbursement from the Company for any and all business expenses.

         8. RELEASE. The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000e ET SEQ., the Americans with Disabilities Act, 29 U.S.C. sec. 706 ET SEQ., the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 ET SEQ., the New Hampshire Law Against Discrimination, R.S.A. 354-A, and damages arising out of all employment discrimination claims, wrongful discharge claims or other common law claims and damages. This Release shall not be construed as releasing any rights the Employee may have under this Agreement.

         9. COVENANT NOT TO SUE. The Employee further represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company, its officers, directors, stockholders, corporate affiliates, agents or employees with any local, state or federal court or administrative agency which currently are outstanding. If he has done so, he will forthwith dismiss all such complaints, charges, or claims for relief with prejudice. The Employee further agrees and covenants not to bring any complaints, charges or claims against the Company, its officers, directors, stockholders, corporate affiliates, agents or employees with respect to any matters arising out of his employment with or termination by the Company.

         10. NO REINSTATEMENT. The Employee understands and agrees that, as a condition for payment to him of the above-described sums, he shall not be entitled to any employment with the Company or with any of its corporate affiliates at any time in the future, and that he will not apply for employment with the Company or with any of its corporate affiliates.

         11.      NON-COMPETE.

                  (a) For a period of eighteen (18) months after the date of this Agreement, the Employee will not directly or indirectly:

                           (i)      as an individual proprietor, partner,
stockholder, officer, employee, director, joint venturer, investor, lender, or in any other employment, consulting or ownership capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any relationship with Excel, Inc., Harris Corp. or Redcom Laboratories; or

                           (ii)     recruit, solicit or induce, or attempt to
induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                           (iii)    solicit, divert or take away, or attempt to
divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

                  (b) If any restriction set forth in this Paragraph 11 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (c) The restrictions contained in this Paragraph 11 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Paragraph 11 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         12. REMEDIES. In the event the Employee breaches any provision of this Agreement, the Company shall also have the right to terminate all payments called for by Paragraphs 2, 6 and 7 and the Employee shall forfeit all vested but unexercised options called for by Paragraph 2.

         13. NATURE OF AGREEMENT. The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

         14. AMENDMENT. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

         15. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

         16. CONFIDENTIALITY. The parties understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Company, the Employee, their agents and representatives, and the dispute resolved by this

Agreement shall also remain confidential, and none of the above shall be disclosed except (1) the extent required by federal or state law, (2) as otherwise agreed to in writing by the authorized agent of each party, (3) as provided in Paragraph 3, above or (4) to enforce this Agreement.

         17. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. The Employee shall, however, at all times continue to be bound by the Summa Four Confidentiality Agreement attached hereto.

         18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New Hampshire.

         19. ACKNOWLEDGMENTS. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

         20. VOLUNTARY ASSENT. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

         IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.


_____________________________________        Date:_____________________________
JAMES FIEDLER


SUMMA FOUR, INC.


By:__________________________________        Date:_____________________________
   Barry R. Gorsun
   President and
   Chief Executive Officer